Exhibit 99.1
BROADCAST TRANSCRIPT
     MARIA BARTIROMO, host:
     Welcome back. SanDisk out with news of an acquisition right now, as well as 3rd quarter earnings. The chipmaker’s net income shot up to $107.5 million; record high revenue of $590 million. Also this hour SanDisk announcing the acquisition of Matrix, a privately held memory chipmaker.
     The stock is rising in the extended hours tonight: up 11 percent. As we speak, just popped, a few moments ago when the company released the news up $5 to $52.82.
     SanDisk Founder and CEO, Eli Harari joins me in a First on CNBC interview, ahead of the company Conference Call at 5:00 eastern. Dr. Harari, nice to have you with us.
     Dr. ELI HARARI (CEO, SanDisk): Hi, Maria.
     BARTIROMO: Earnings up 90 percent, and revenue up 45 percent. What can you tell us about the quarter? What is behind this growth?
     Mr. HARARI: Outstanding quarter, very strong growth across five major markets. The handset market particularly, we sold over 5 million cards into that market that. That market did not exist a year ago, and its really growing—really taking off. (Graph of SanDisk net income bar graph)
     BARTIROMO: You are about to have a conference call with analysts. What is the most important message you want to get out to those analysts?
     Mr. HARARI: The 4th quarter is gonna be very good; very strong demand, supply constraint and a very good 2006. And we’re really thrilled about the acquisition of Matrix Semiconductor today.
     BARTIROMO: I want to ask you about Matrix in a minute. We talk a lot here about the impact oil prices have had on the consumer. (Graph of SanDisk three year line graph) We’re going into the 4th quarter, and you’re saying that you’re going to see a good 4th quarter. Do you worry that some of the consumer electronics out there—that, of course, your very chips go into—might see a slowdown because of the pressure that people are facing with the price of oil?
     Mr. HARARI: Our markets are global, so we really have more than 50 percent of our sales outside of the United States. We, of course, are concerned like everybody else about impact later, you know, Christmas season but, from our visibility today, it’s looking very good for the 4th quarter. (Graph of SanDisk vs Peers, percentage change in 6 months line graph)
     BARTIROMO: What does the matrix technology do for your company? The stock is already up 95 percent over the last six months, sir. What does matrix give you?
     Mr. HARARI: Matrix is a strategic investment by our company. They have developed a revolutionary technology to basically—basically manufacture memory in three dimensions. It’s like stacking—it’s basically like a skyscraper, rather than a single story house. That technology has, we believe great future.
     BARTIROMO: And of course we’re seeing a number of new developments, as far as consumer electronics: the Apple coming out with video iPod, you’ve got a number of new video phones and doing so many things in the wireless revolution. (Visual SanDisk chip) Do you need a different chip—a more upgraded chip? Are you going to need new upgraded technology in order to keep pace with what’s happening in your industry?
     Mr. HARARI: Yes, it just so happens we’ve got this chip we’re just starting production with an eight gigabit flash chip; it’s the industry leading chip. It is one gigabyte on one chip. We can stack four of those to get you a four-gigabyte basically in one package. And we think that that (sic) chip is going to do very, very well for us next year.
     BARTIROMO: Having said that the Federal Reserve has been raising interest rates, sir. And a lot of people now say that maybe there is a voice inside the Fed saying maybe 50 basis points next time. You’ve got higher oil prices and, higher interest rates.
GRAPHIC ON SCREEN
          SanDisk
     Founded in 1988 by Eli Harari
     World’s largest supplier of flash Memory storage products
     900 employees worldwide

     Products sold through 100k storefronts
     BARTIROMO: What’s your feeling about the economy right now going into the important holiday season, and give me your comments on 2006?
     Mr. HARARI: 2006, we think is going to be a very strong growth year for our products across—certainly, handsets, gaming applications. Consumers are spending, you know, at a $50 to $200 range. There’s actually quite a lot of disposable income, and it’s a global market. The China market—Europe is really developing. So we are very bullish about 2006. Particularly investments in manufacturing and technology will put us in a very strong position.
     BARTIROMO: Dr. Harari, thanks so much for breaking the news first on the CLOSING BELL. We thank you for being here.
     Mr. HARARI: Thanks Maria.
     BARTIROMO: We appreciate it. See you soon. Eli Harari is the founder and CEO of SanDisk.